UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H&R BLOCK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Breeden Capital Management LLC

Breeden Partners L.P.

Breeden Partners (California) L.P.

Breeden Partners Holdco Ltd.

Richard C. Breeden

Robert A. Gerard

L. Edward Shaw, Jr.

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Contacts:

For Media:	For Investors:
Kekst and Company	Morrow & Co.
Victoria Weld	Eric Olson/Mike Verrechia
212-521-4800	203-658-9400

FOR IMMEDIATE RELEASE

--Breeden Partners Mails Letter to H&R Block Shareholders—

Letter States The Two Largest Independent Shareholder-Advisory Firms, Institutional Shareholder Services and Glass, Lewis Have Each Recommended A Vote For All Three Of The Breeden Partners Nominees--

Greenwich, CT., August 24, 2007. Breeden Capital Management LLC, a Greenwich, CT., based investment fund manager, today mailed a letter to H&R Block (NYSE:HRB) shareholders stating that the two largest independent shareholder-advisory firms, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), have each recommended a vote for all three of the Breeden Partners candidates for election to the board. To follow the recommendation of these four independent advisory firms, H&R Block shareholders should vote FOR the Breeden Partner’s director nominees on the BLUE proxy card and not sign or return H&R Block’s white proxy card.

Below is the text of the letter Breeden Partners mailed to H&R Block shareholders today:

August 24, 2007

Dear Fellow H&R Block Shareholders:

The H&R Block Annual Meeting scheduled for Thursday, September 6, 2007 is approaching quickly. We believe you should be aware that the two largest independent shareholder-advisory firms, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), have each recommended a vote for all three of the Breeden Partners candidates for election to the board. I attach our press release announcing the ISS recommendation, which includes excerpts of some of ISS’s key observations. While we have not yet done a similar release concerning the Glass Lewis report released earlier today, it also highlights the Company’s weak performance in generating shareholder value and recommends the election of all three Breeden Partners nominees.

Both of these highly respected independent proxy advisory firms considered the arguments that the Company has made during this proxy campaign, as well as the analysis of Breeden Partners in support of change in the membership of the incumbent board of directors.

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Both considered the candidates for election on each of the separate slates. After careful study, both ISS and Glass Lewis endorsed the election of all three Breeden Partners nominees.

To follow the recommendation of ISS and Glass Lewis, and to help bring a strong shareholder voice to the H&R Block Boardroom, please vote for our nominees by voting the BLUE proxy card TODAY.

Respectfully,

Breeden Partners, L.P.

Time is Short! Please Vote Your
Shares Promptly!

The Annual Meeting is scheduled for September 6, 2007. Your vote is very important. Please sign, date and mail the enclosed BLUE proxy card today or vote by telephone or internet. Please vote every BLUE proxy card that you receive since each account in which you own shares must be voted separately. Only your latest dated proxy card counts.

If you have any questions on how to vote your shares, please contact our proxy solicitor MORROW & CO., INC. at (800) 662-5200.

Security holders are advised to read the proxy statement and other documents related to the solicitation of proxies by Breeden Capital Management, LLC, Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners Holdco Ltd., Richard C. Breeden, Robert A. Gerard and L. Edward Shaw, Jr. for use at the 2007 Annual Meeting of shareholders of H&R Block because they contain (and any subsequent amendments or supplements will contain) important information. The definitive proxy statement and form of proxy has been mailed to shareholders of H&R Block and is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Morrow & Co., Inc. by telephone at (203) 658-9400 or by e-mail at Breedeninfo@morrowco.com.

Breeden Partners has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

About Breeden Capital Management LLC

Breeden Capital Management is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has a total of more than 20 professionals, and, together with its affiliates, it has more than $1 billion in committed capital under management.

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